Exhibit 10.2

AMENDMENT TO EMPLOYMENT CONTRACT

This Amendment, entered into as of May 5th , 2011 (the “Amendment”), shall be effective as of March 1st, 2011 and serve as the Amendment One (this “Amendment”) to the signed Employment Contract, dated May 5th, 2011 (the “Contract”), by and between UTStarcom (China) Co., Ltd. (the “Company”) and Jack Lu (Yin) (the “Employee”). Terms not otherwise defined herein shall have the meaning described to them in the Contract.

WHEREAS, the parties have signed the Offer Letter on February 1st, 2010 (the “Offer Letter”) and as modified by the signed Letter Agreement on February 10, 2010 (the “Letter Agreement”);

WHEREAS, the parties agree that Employee’s employment will be governed by the China Employment Contract; and the parties have signed the Contract on May 5th, 2011 accordingly and desire to amend the Contract as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Contract, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                       The parties agree that the Offer Letter and its Letter Agreement, along with the exhibits including the Involuntary Termination Severance Agreement and the Employment, Confidential Information and Invention Assignment Agreement, are incorporated by reference into this Amendment, and in the event that there is any discrepancies between the Offer Letter, Letter Agreement or its exhibits and this Amendment, this Amendment shall prevail. Notwithstanding the forgoing, it is agreed herein that (i) the section 16(a) and 17(a) specified in the Employment, Confidential Information and Invention Assignment Agreement, and, section 9 and 10(d) specified in the Involuntary Termination Severance Agreement shall keep as original without any change.

2.                       It is agreed hereof that the below Amendments shall be made to the Contract:

2.1 Article 4.1 of the Contract is hereby deleted in its entirety and replaced with the following:

“Article 4.1(a) The Employer will pay the Employee a base salary for services rendered under the Contract at a rate of RMB 3,067,485 per year, payable in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by Chinese applicable laws or authorized by the Employee.

Article 4.1(b)       The Employee shall be eligible for a performance target bonus of 100% of his annual base salary based upon the achievement of the Employer and the Employee’s performance objectives determined by the Compensation Committee.

Article 4.1(c) In addition to such statutory benefits required by the laws and regulations of the People’s Republic of China (“PRC”) as receipt of local health, disability, and unemployment insurance, a statutory housing allowance and participation in the statutory pension program, the Employee shall be entitled to the following executive benefits granted by the Employer to senior officers and non-Chinese executives working in the PRC during the Employee’s employment with the Employer, which is subject to the Employer’s rights to cancel or change the benefit plan:

(i) a monthly housing allowance of US$4,000;

(ii) annual reimbursement of up to US$15,000 per child who will be permanently residing overseas with the Employee (maximum 2 children/US$30,000 per year up to 18 years of age) to pay for the cost of dependent(s)’ tuition;

(iii) covering up to US$5,000 per year of costs incurred by the employees in obtaining comprehensive financial planning and investment management services to assist the employee in understanding its financial picture and estate planning and insurance needs. Covered services include retirement planning, education funding, portfolio risk management, concentrated stock and employee stock option management, 10b5-1 design, income and asset protection, estate planning and philanthropic gifting.

(iv) international health insurance and life insurance (or the cash value thereof) , with a maximum value of approximately US$13,400 per year,

(v) participation in the training/education assistance program, up to US$3,000 per year;

(vi) a car and driver in Beijing through the Company’s car fleet; and

(vii)owning 20 days/ per service year as the paid time off(PTO) which might be increased subject to increased service year and the Company’s international PTO policy. Meanwhile, the Employee acknowledges he is foregoing the 15 days of annual leave the Employee owns subject to the Company’s general annual leave policy that applies to non-executive Chinese employees.

2. 2 Article 8.3 of the Contract is hereby deleted in its entirety and replaced with the following, and Article 9.1 will be fully deleted:

“Article 8.3 The Company and the Employee agree that this Contract can be terminated by the Employee or by the Company at any time, with or without cause or advance notice, provided that the Company shall provide the Employee, among other severance benefits mentioned in the Involuntary Termination Severance Agreement dated February 1, 2010. The Employees acknowledges that the Severance Benefits as specified in the Involuntary Termination Severance Agreement dated February 1, 2010 is much higher than his severance compensation for termination subject to Chinese Employment Contract Laws, therefore, the parties further agree that the Severance Benefits specified in Article 3(a) through Article 3(e) of the Involuntary Termination Severance Agreement dated February 1, 2010) will be inclusive of and satisfy all the Company’s (and its affiliates’) severance obligations after the termination of the Employee’s employment with the Company, including, without limitation, any severance to which the Employee may be entitled pursuant to China applicable laws, particularly China Employment Contract Laws. The Employee further agrees that any amounts due and owing hereunder will first be used to offset any amounts that the Company (or its affiliates) may otherwise owe to the Employee under applicable laws in connection with his termination.

3.                       It is agreed hereof below text will replace the original sub-clause (a) of Article 3 of the Involuntary Termination Severance Agreement dated February 1, 2010:

“3(a) an amount equal to 100% of twelve(12) months if the Employee’s base salary as in effect as of the Termination Date, less applicable withholding, payable in a lump sum within thirty(30) days of the Termination Date;”

4. The Employee hereby acknowledges that the Company has granted and conferred, and he has received the signing bonus (US$20,000) and equity awards (600,000 shares of Restricted Stock, 300,000 Restricted Stock Units, 400, 000 stock options of common stocks of UTStarcom, Inc) mentioned in the Offer Letter.

5. The Contract, as amended by this Amendment contains the entire agreement between the parties hereto. Except as otherwise noted in this Amendment, all other terms of the Contract Agreement, shall remain in full force and effect between the parties. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the People’s Republic of China without regard to conflict of laws principles.

7. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by them or their duly authorized representatives as of the date first written above.

COMPANY:	UTStarcom (China) Co., Ltd.

UTStarcom (China) Co., Ltd. (seal)

By:

Title:

EMPLOYEE:	/s/ JACK LU
Signature

Jack Lu
Printed name